NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON LAND SALE

NEW YORK, NEW YORK (May 1, 2017) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) today announced that it closed on the previously announced sale of approximately 67 acres of undeveloped land for approximately $10.25 million in cash, before transaction costs. The land sold is in Bloomfield, Connecticut and is located in Phoenix Crossing, an approximately 268 acre business park master planned by Griffin that straddles the town line between Windsor and Bloomfield, Connecticut. At closing, the sale proceeds were placed in escrow for the potential purchase of a replacement property under a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. If a Section 1031 like-kind exchange is not completed, the escrowed funds would be returned to Griffin. Griffin expects to record a pretax gain of approximately $8.0 million on this transaction.

Forward-Looking Statements:

This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the potential purchase of a replacement property under a Section 1031 like-kind exchange and the expected pretax gain on the sale of approximately 67 acres of undeveloped land in Bloomfield, Connecticut. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin's Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Information" sections in Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.